UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Arlington Asset Investment Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2014

To the Shareholders
of Arlington Asset Investment Corp.:

The 2014 annual meeting of shareholders of Arlington Asset Investment Corp., a Virginia corporation (the “Company”), will be held at Le Méridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, on Wednesday, June 11, 2014, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect the seven directors nominated by the Board of Directors, each to serve until the 2015 annual meeting of shareholders and until his successor is duly elected and qualified;
2.	To approve the Company’s 2014 Long-Term Incentive Plan;
3.	To hold an advisory vote on executive compensation;
4.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2014; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of the Company’s Class A and Class B common stock outstanding at the close of business on the record date, April 3, 2014, are entitled to notice of, and to vote at, the annual meeting. Holders of the Company’s Class A and Class B common stock outstanding at the close of business on the record date will vote together as a single group on all matters at the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting at the Company’s principal executive office, which is located at 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. If you are a shareholder of record, you may authorize your proxy and vote over the Internet or by telephone as described on the proxy card enclosed with the accompanying proxy statement. Alternatively, you may authorize your proxy and vote by signing and returning the proxy card in the envelope provided. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors

D. Scott Parish
Corporate Secretary

Arlington, Virginia
April 9, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Wednesday, June 11, 2014. The Notice of and Proxy Statement for the 2014 Annual Meeting of Shareholders and the Company’s 2013 Annual Report to Shareholders are available electronically at www.arlingtonasset.com.

ARLINGTON ASSET INVESTMENT CORP.
1001 Nineteenth Street North, Suite 1900
Arlington, Virginia 22209

PROXY STATEMENT
2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 11, 2014

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Solicitation of Proxies

The Board of Directors of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is soliciting proxies in connection with the 2014 annual meeting of shareholders to be held on June 11, 2014. The mailing address of our principal executive office is 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Our definitive proxy materials, including this proxy statement and the accompanying proxy card, together with the Notice of Annual Meeting of Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”), are first being mailed to shareholders on or about April 16, 2014.

The solicitation of proxies is being made primarily by the use of standard mail. The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by us. None of our directors, officers or employees will receive any additional or special compensation for soliciting your proxy. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” holders to obtain their voting instructions.

Matters to be Presented

At the annual meeting, shareholders will consider and vote on:

•	the election of the seven directors nominated by our Board of Directors, each to serve until the 2015 annual meeting of shareholders and until his successor is duly elected and qualified;
•	a proposal to approve our 2014 Long-Term Incentive Plan;
•	an advisory vote on executive compensation; and
•	a proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2014.

We are not aware of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, the proxies will vote your shares, if authorized, in accordance with the recommendation of our Board of Directors or use their own judgment to determine how to vote your shares.

Who Can Vote

You are entitled to vote at the annual meeting if our records show that you held shares of our Class A or Class B common stock as of the close of business on the record date, April 3, 2014. At the close of business on the record date, 19,108,630 shares of our Class A common stock and 554,055 shares of our Class B common stock were outstanding. Holders of our Class A and Class B common stock will vote together as a single group on all matters presented at the annual meeting. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to three votes per share.

How to Vote

If you are a shareholder of record, you have three options for voting before the annual meeting. You may authorize your proxy and vote over the Internet or by telephone as described on the proxy card accompanying this proxy statement. Alternatively, you may authorize your proxy and vote by mail by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by (i) executing and delivering to us a later dated proxy card, (ii) subsequently authorizing your proxy over the Internet or by telephone, (iii) sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or (iv) attending the annual meeting and voting in person.

If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in “street name,” you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

Attending the Annual Meeting in Person

If you are a shareholder of record, you may vote your shares at the annual meeting if you attend in person. If you would like to attend the annual meeting in person, you will need to bring valid photo identification and an account statement or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in “street name” and wish to vote in person at the annual meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail. Whether you hold your shares of record or in “street name,” if you would like to attend the annual meeting in person, please register in advance by contacting our Investor Relations department at ir@arlingtonasset.com. Attendance at the annual meeting will be limited to individuals that register in advance and present valid photo identification and proof of stock ownership on the record date.

Quorum Requirement

A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. A quorum is required to conduct business at the annual meeting. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning the proxy card and you have not revoked your proxy or (2) attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and shares held by brokers, banks or other nominees that are voted on any matter will be included in determining whether a quorum is present.

Discretionary Authority to Vote Shares Held in “Street Name”

If you hold your shares in “street name” through a brokerage account, your broker, bank or other nominee may or may not vote your shares in its discretion in the absence of your voting instructions depending on the proposal before the meeting. Under the rules of the New York Stock Exchange (the “NYSE”), your broker or other nominee may vote your shares in its discretion on “routine” matters. The proposal to approve the ratification of the appointment of PwC as our independent registered public accounting firm is considered a routine matter on which brokers may vote if no voting instructions are furnished.

Unlike the proposal to ratify the appointment of our independent auditors, the proposal to elect directors, the proposal to approve our 2014 Long-Term Incentive Plan and the advisory vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on the election of directors, the proposal to approve our 2014 Long-Term Incentive Plan or the advisory vote on executive compensation on behalf of their beneficial owner customers if the customers do not return specific voting instructions. Shares held in “street name” that are not voted due to a lack of discretionary authority are referred to as “broker non-votes.”

Vote Required for Each Matter to be Presented at the Annual Meeting

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and broker non-votes are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors.

If a quorum is present, in order to pass, the proposal with respect to the 2014 Long-Term Incentive Plan must be approved by a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. Abstentions and broker non-votes are not treated as votes cast and thus will have no effect on the outcome of a vote on this proposal, provided that the total votes cast represent over 50% in interest of all shares entitled to vote on the proposal.

If a quorum is present, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee. Abstentions and broker non-votes are not treated as votes cast and thus will have no effect on this proposal.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2014 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal. Brokers may vote in their discretion on the proposal to ratify the appointment of PwC on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Board Recommendation

The Board of Directors recommends that you vote:

•	“FOR” the election of all seven nominees for director recommended by our Board of Directors;
•	“FOR” the approval of the 2014 Long-Term Incentive Plan;
•	“FOR” the approval of our executive compensation; and
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2014.

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all seven nominees for director recommended by our Board of Directors, “FOR” the approval of the 2014 Long-Term Incentive Plan, “FOR” the approval of our executive compensation, and “FOR” the ratification of the appointment of PwC.

2013 Annual Report

A copy of our 2013 Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is enclosed with this proxy statement. Our 2013 Annual Report (including exhibits) is also available online on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our 2013 Annual Report (without exhibits), by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Electronic Delivery of Proxy Materials

You may access this proxy statement and our 2013 Annual Report (including exhibits) on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” If you would like to reduce our costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and annual reports on Form 10-K electronically via e-mail or the Internet rather than in printed form. If you hold shares of our common stock in your own name as a holder of record, you may sign up for electronic delivery of future proxy materials by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, and following their procedures. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Corporate Secretary at the following address: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary. If you are a “street name” shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee. If you have agreed to electronic delivery of proxy materials and annual reports on Form 10-K to shareholders, but wish to receive printed copies, please contact our Corporate Secretary at the address provided above or your broker, bank or other nominee in accordance with its procedures.

Householding of Proxy Statements and Annual Reports

Securities and Exchange Commission (“SEC”) rules allow for the delivery of a single copy of an annual report to shareholders and proxy statement to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our Class A or Class B common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Also, if you own our Class A or Class B common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to shareholders. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, and following their procedures.

Shareholder Proposals and Nominations for the 2015 Annual Meeting

Shareholders may submit proposals for inclusion in our proxy statement for our 2015 annual meeting of shareholders, nominate individuals for election at our 2015 annual meeting and propose other business for consideration by our shareholders at our 2015 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•	Shareholder Proposals for Inclusion in 2015 Proxy Statement. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2015 annual meeting of shareholders must be received by the Corporate Secretary no later than December 10, 2014.
•	Other Shareholder Proposals and Nominations. Our Amended and Restated Bylaws (our “Bylaws”), which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 13, 2015, and no earlier than February 11, 2015. The notice must contain the information required by our Bylaws.

Our Bylaws currently provide that in order for a proposal of a shareholder to be presented at our 2015 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by our Company. Any such proposal should be mailed to: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary. As described in more detail in our Bylaws, the shareholder giving the notice or nomination must include:

•	As to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
•	the name and address of such shareholder, as they appear on our books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith;
•	the class or series and number of shares of our Company which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith;
•	any option, warrant, convertible security, stock appreciation right or similar right with a value derived, in whole or in part, from the value of any class or series of shares of our Company, or any contract, derivative, swap, synthetic arrangement or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of our Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of our Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly engaged in, entered into or owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith;
•	any proxy, voting agreement, voting trust or other contract, arrangement or understanding pursuant to which such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith has a right to vote any class or series of shares of our Company;
•	any short interest in any of our securities;
•	any rights to distributions on the shares of our Company owned beneficially by such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith that are separated or separable from the underlying shares of our Company;
•	any proportionate interest in shares of our Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
•	any performance-related fees (other than an asset-based fee) to which such shareholder, the beneficial owner, if any, or any affiliate or associate or others acting in concert therewith, the beneficial owner, if any or any affiliates or associates or others acting in concert therewith is entitled based on any increase or decrease in the value of shares of our Company or Derivative Instruments, if any;
•	any direct or indirect interest of such shareholder in any contract with our Company, any affiliate of our Company or any principal competitor of our Company; and
•	any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to the rules and regulations of the SEC.
•	As to each person whom the shareholder proposes to nominate for election as a director:
•	the name, age, business address and residence of the person;
•	the class, series and number of shares of our Company that are beneficially owned by the person;
•	the date such shares were acquired and the investment intent of such acquisition;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and/or his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under SEC Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and
•	a completed and signed questionnaire, representation and agreement with respect to the background and qualification of the person.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;
•	a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder and/or shareholder associated person in such business;
•	the text of the proposal or business; and
•	a description of all agreements, arrangements and understandings between the shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the shareholder.

The advance notice provisions in our Bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules and regulations of the SEC. Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Investor Relations — Corporate Governance,” or may be obtained from the Corporate Secretary at the address shown above under “— Electronic Delivery of Proxy Materials.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Nominating and Governance Committee has recommended for nomination, and the Board of Directors has nominated for election, the seven nominees listed below under the heading “ —  Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board of Directors. If elected, these directors will serve until the 2015 annual meeting of shareholders and until his successor is duly elected and qualified. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board of Directors to propose a substitute nominee for any of the nominees named below and you have authorized the proxies to vote your shares for the election of the nominees named below, the proxies will vote your shares for that substitute nominee. Proxies cannot be voted at the annual meeting for more than these seven nominees, except as described above.

Unless you direct otherwise in the proxy card, the persons named as proxies in the proxy card will vote your proxy “FOR” the election of each of the nominees listed below. If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Cumulative voting is not permitted in the election of directors.

Nominees for Election as Directors

ERIC F. BILLINGS, age 61, is our Chairman and Chief Executive Officer. Since co-founding our Company in 1989, he has continuously served as a director. He served as our Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. He was appointed Chairman and Chief Executive Officer in April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm, from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

The Board of Directors determined that Mr. Billings’ qualifications to serve as a director include his more than 30 years of career investment experience and his extensive knowledge of the environment in which we operate due, in part, to his senior management positions with our Company since its founding over 20 years ago. Further, his past and present senior management positions with FBR & Co. and Billings Capital Management, LLC provide him with additional business and leadership experience in the areas of investment banking, institutional brokerage and asset management. Mr. Billings also served as Chairman of the Board of FBR & Co., which provided him with additional leadership and consensus-building skills to guide the Board, as well as exposure to an array of best practices.

DANIEL J. ALTOBELLO, age 73, has served as a director of our Company since June 2000. Since October 2000, Mr. Altobello, Chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a current member of the boards of directors of DiamondRock Hospitality Company, a publicly-traded hotel real estate investment trust, NorthStar Healthcare Income, Inc., a public non-traded real estate investment trust, MamaMancini’s, Inc., and Mesa Air Group, Inc. From 2004 to 2010, he served as a member of the board of JER Investors Trust, Inc., a specialty finance company. Mr. Altobello is also a trustee of Loyola Foundation, Inc. Mr. Altobello previously served on the advisory board of Thayer | Hidden Creek, a private equity firm.

The Board of Directors determined that Mr. Altobello’s qualifications to serve as a director include his notable business and leadership experience in the areas of specialty finance and real estate through his service as a director of DiamondRock Hospitality Company, NorthStar Healthcare Income, Inc., and JER Investors Trust,

Inc. He also has experience in the areas of airlines and food service distribution, due to his past position as Chairman of Onex Food Services, Inc. and his current position as a director of Mesa Air Group, Inc. His past and present service on multiple public and private company boards, including his service on the audit committee of DiamondRock Hospitality Company and NorthStar Healthcare Income, Inc., provides him with comprehensive experience in the area of corporate governance that can be extremely valuable to Board and Company operations.

DANIEL E. BERCE, age 60, has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010. Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003. Mr. Berce is also a director of Cash America International, Inc., a publicly-traded consumer finance company, and AZZ, LLC, a publicly-traded provider of galvanizing services and specialty electrical products.

The Board of Directors determined that Mr. Berce’s qualifications to serve as a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company. He also has more than 20 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies. Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 57, is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the RTC in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions with Ernst and Whinney, Better Homes of Virginia, and Goodman and Company. Mr. Faeder is currently a director of Federal Realty Investment Trust, a publicly-traded real estate investment trust.

The Board of Directors determined that Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, specifically having previously served as the chief financial officer of Sunrise Senior Living, his real estate investment experience from his time as a private real estate investor, as well as his past and present service on multiple public and private company boards.

PETER A. GALLAGHER, age 73, served as a director of FBR Asset Investment Corporation, a predecessor of our Company, since August 2000 and, upon the merger that formed our Company in March 2003, he became a director of our Company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust-Partnership for Civic Change, VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

The Board of Directors determined that Mr. Gallagher’s qualifications to serve as a director include his significant business experience in the areas of loan origination financial services through his past senior management position with Source One Financial Services, Inc. He complements his business experience with experience gained through his past position as President and Chief Executive Officer of America’s Promise — the Alliance for Youth, and through his service on the boards of several other non-profit organizations.

RALPH S. MICHAEL, III, age 59, has served as a director of our Company since 2006. He currently serves as President and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati, a position he has held since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. Mr. Michael is a director of AK Steel Corporation and Key Energy Services, Inc., each of which is a publicly-traded company. He is also a director of Cincinnati Bengals, Inc., CSAA Insurance Exchange, and a trustee of Xavier University (Ohio).

The Board of Directors determined that Mr. Michael’s qualifications to serve as a director include the broad business and finance background obtained through his more than 30 years of experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

J. ROCK TONKEL, JR., age 51, has served as a director of our Company since March 2007. He serves as our President and Chief Operating Officer, a position he assumed in February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR Capital Markets & Co. (currently a subsidiary of FBR & Co.). Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR Capital Markets & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.

The Board of Directors determined that Mr. Tonkel’s qualifications to serve as a director include his more than 25 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance. Further, his past positions as President and Head of Investment Banking at FBR Capital Markets & Co. and as Managing Director of FBR Capital Markets & Co.’s financial institutions investment banking group provide him with additional business and leadership experience in key areas of the investment and asset management industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF 2014 LONG-TERM INCENTIVE PLAN

On April 7, 2014, the Board of Directors adopted the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan (the “Plan”), subject to approval by the Company’s shareholders at the annual meeting. The Board of Directors is unanimously recommending this proposal because it believes strongly in encouraging selected employees, directors, consultants and advisors of the Company and its affiliates to acquire a proprietary and vested interest in the growth and performance of the Company. Stock-based incentives granted under the Plan will help to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders. In addition, the Plan will enable the Company to continue to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

At our 2011 annual meeting, our shareholders approved our 2011 Long-Term Incentive Plan (the “2011 Plan”), the terms of which were substantially similar to the terms of the currently-proposed Plan. The Board adopted the Plan, subject to the approval of shareholders, in order to (i) increase the number of shares of Class A common stock available for long-term and equity-based awards; (ii) to revise the per individual grant limitations to align them with the Company’s compensation practices; (iii) to restrict the payment of dividend equivalents on awards that are subject to performance vesting requirements; (iv) to provide that options and stock appreciation rights will not expire on a date on which the participant is precluded from exercising the award and (v) to provide that all awards are subject to recoupment, or “clawback”, under any recoupment policy adopted by the Company. We are now seeking approval of the Plan, which we believe is critical to our ability to structure a competitive and well-aligned compensation program.

The Plan will replace the 2011 Plan. If the Plan is approved by the shareholders, no additional grants will be made under the 2011 Plan, although previous grants under the 2011 Plan will remain in effect subject to the terms of the 2011 Plan and the applicable award agreement. If the proposal is not approved by shareholders, awards would continue to be granted pursuant to the 2011 Plan.

Description of the Plan

A summary of the significant features of the Plan, assuming shareholder approval at the annual meeting, is provided below, but is qualified in its entirety by the full text of the Plan attached as Annex A to this proxy statement.

Administration and Eligibility

Administration.  The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion. The Committee has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions and provisions of such awards and to cancel or suspend awards. The Committee is authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

The Committee has the authority to grant the following types of awards under the Plan: options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the Plan and/or cash awards outside the Plan.

Persons Eligible for Grants.  Employees and directors of the Company and its affiliates are eligible to participate in the Plan. In addition, consultants, advisors and independent contractors who provide bona fide services to the Company are also eligible to participate. As of March 31, 2014, there were approximately 16 employees and directors eligible to participate in the Plan.

Shares Subject to the Plan

Shares of Class A common stock may be issued under the Plan. The maximum number of shares authorized for issuance under the Plan is equal to 2,000,000 shares. As of March 31, 2014, approximately 445,339 shares remained available for grants under the 2011 Plan. In addition, the Company has granted 140,700 performance share units (“PSUs”) under the 2011 Plan. If the maximum awards are earned under these PSUs, an additional 315,794 shares, excluding dividend reinvestments, would be issued under the 2011 Plan. As a result, the Company would only have 129,545 shares available to grant under the 2011 Plan, which would be insufficient to fund awards for future years.

The shares deliverable under the Plan may consist in whole or in part of treasury shares or authorized but unissued shares. If an award under the Plan or an award made under the 2011 Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (the “Prior Plans”) that is outstanding on the date shareholders approve the Plan expires, or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the Plan. Shares that are delivered to the Company, either actually or by attestation, in payment of the exercise price for any option granted under the Plan or any outstanding option granted under the Prior Plans, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the Plan, or any outstanding awards made under the Prior Plans, will also be available for future grant under the Plan.

Substitute awards, i.e., awards issued in assumption of, or in substitution for, awards previously granted by a company that is acquired by the Company or that the other company is obligated to make in the future, will not reduce the shares authorized for issuance under the Plan or authorized for grant to a participant in any calendar year. In the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan, those shares may be used for awards under the Plan and will not reduce the shares that may be delivered under the Plan, provided the awards are only made to individuals who were then eligible for awards under that pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, extraordinary cash dividend or similar transaction or other change in corporate structure affecting the shares, the Board will make appropriate adjustments in the number and kind of shares that may be issued in the future under the Plan, the number and kind of shares that may be issued under the individual grant limits described below and in the terms of all outstanding grants made before the event; provided, however, that the number of shares subject to any award will always be a whole number.

Stock Options

The Committee may grant nonstatutory or “nonqualified” options under the Plan. The exercise price of an option, other than an option that is a substitute award, granted under the Plan will not be less than 100% of the fair market value of the share on the date of the grant. Options will be exercisable at the time or times and subject to the terms and conditions determined by the Committee. Except in certain circumstances related to a participant’s death or disability, an option may not be exercised more than ten years after grant. The Plan provides that the option term will be extended if, on the last business day coincident with or immediately preceding the expiration date, the exercise of the option is prohibited by law, the terms of a Company trading policy or a “lock-up” agreement related to the Company’s issuance of securities. In that event the expiration date of the option will be extended until the thirtieth day after the date that exercise is permitted by law, the Company trading policy or the lock-up agreement. A participant exercising an option may pay the exercise price in cash, by surrendering previously-acquired shares (either actually or by attestation) or delivery of other consideration having a fair market value on the exercise date equal to the total option price, or by any combination of the foregoing, as the Committee may specify in the applicable award agreement. Except for adjustments to reflect changes in the Company’s capitalization as described below, without the express approval of shareholders, the Company may not reprice option grants, including by cancellation of an existing grant in exchange for cash or the grant of another award, when the option price exceeds the fair market value of a share. The Plan contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of options held by participants whose employment with the Company terminates by reason of death, disability, retirement, for cause or otherwise.

Stock Appreciation Rights

The Committee may grant a stock appreciation right (a “SAR”) in conjunction with an option or other award granted under the Plan (a “tandem SAR”) or independent of any option (a “freestanding SAR”). An SAR granted in tandem with an option will terminate and will no longer be exercisable upon the termination or exercise of the related option. A tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the Committee. Upon exercise, an SAR granted in tandem with an option permits the participant to receive cash, shares, or a combination of cash or shares, as determined by the Committee. The amount of cash or the value of the shares payable to the participant is equal to the excess of the fair market value of a share on the date of exercise over the per share exercise price of the related option, multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may not have a term of greater than ten years nor an exercise price less than 100% of the fair market value of the share on the date of the grant (other than an SAR that is a substitute award). Except for adjustments to reflect changes in the Company’s capitalization as described above, without the express approval of shareholders, the exercise price may not be reduced or reset, including by cancellation of an existing grant in exchange for cash or the grant of another type of award, when the exercise price exceeds the fair market value of a share. The Committee may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination of cash or shares, as determined by the Committee. The amount of cash or the value of the shares payable to the participant is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The Plan provides that the term of an SAR will be extended, but not beyond the tenth anniversary of the date of grant if, on the last business day coincident with or immediately preceding the expiration date, the exercise of the SAR is prohibited by law, the terms of a Company trading policy or a “lock-up” agreement related to the Company’s issuance of securities. In that event the expiration date of the SAR will be extended until the thirtieth day after exercise is permitted by law, the Company trading policy or the lock-up agreement.

The Plan contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with the Company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock and Restricted Stock Units

The Committee may also award restricted stock and restricted stock units under the Plan. The award agreement will set forth a specified period of time (the “Restriction Period”), during which an award of restricted stock or restricted stock units will remain subject to forfeiture or restrictions on transfer. During the Restriction Period, the participant who is granted restricted stock will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the Committee shall determine otherwise. Restricted stock units may be granted with the right to receive dividend equivalent rights, i.e., the right to receive payments, on a current or deferred basis, equal to the dividends paid on shares of common stock during the Restriction Period. Noncash dividends paid on shares of restricted stock and corresponding dividend equivalents paid on restricted stock units will be subject to the same vesting requirements as the underlying award. In addition, if the vesting of restricted stock or restricted stock units is conditioned on the satisfaction of performance objectives, dividends paid on the restricted stock and dividend equivalents payable on the restricted stock units will be accumulated and paid after, and then only to the extent that, the performance objectives are achieved. Except as determined otherwise by the Committee, restricted stock and restricted stock units will be forfeited by the participant and returned to the Company upon termination of employment or services for any reason during the Restriction Period.

Other Stock-Based Awards

The Committee may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the Plan. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the Plan and other cash-based compensation that is earned. Unless otherwise provided in the award agreement, a participant who receives an other stock-based award in the form of shares generally will have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends. An other stock-based award that is not made in the form of shares may include the right to receive dividend equivalents. Noncash dividends and noncash dividend equivalents paid with respect to an other stock-based award will be subject to the same vesting requirements as the underlying awards. In addition, if vesting of the other stock-based award is conditioned on the satisfaction of performance objectives, dividends and dividend equivalents payable with respect to the other stock-based award will be accumulated and paid after and, only to the extent that, the performance objectives are achieved.

Performance Awards

The Committee may also grant performance awards, which may be granted either alone or in addition to other awards granted under the Plan. Performance awards may be stock-based awards (“Performance Shares”) or cash-based awards (“Performance Units”). The performance criteria that apply to performance awards and the period on which performance is measured (“Performance Period”) shall be determined by the Committee. Dividend equivalent rights may be granted in conjunction with a performance award. Dividend equivalents will be subject to the same vesting requirements as the performance award and will be accumulated and paid after, and only to the extent that, the performance objectives for the performance award are achieved. At the conclusion of the Performance Period, which may not be shorter than twelve months, the Committee shall evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment.

Performance Measures

The Committee may specify performance goals that apply to awards. These goals may be based on the attainment of specified levels of one or more of the following measures: net sales; revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; debt reduction; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; operating income (before or after taxes); operating margin; gross margin; operating cash flow; pre- or after-tax net income or loss (before or after allocation of corporate overhead and/or bonus); cash flow or free cash flow; cash flow or free cash flow per share (before or after dividends); core operating income or core operating income per share (before or after dividends); earnings per share; year-end cash; cash margin; net income or loss (before or after taxes); return on equity; return on investment; return on total capital; return on capital employed; return on assets or net assets; return on revenue; cash flow return on investments; economic value added (or an equivalent metric); share price performance; total shareholder return; comparisons with various stock market indices; attainment of strategic and operational initiatives; improvement in or attainment of expense levels; or improvement in or attainment of working capital levels of the Company or any affiliate, division or business unit of the Company. Such performance goals may be based solely by reference to the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company, an affiliate, division or business unit or not within the reasonable control of the Company’s management, or (c) the cumulative effects of changes in tax or accounting standards required by generally accepted accounting principles. Such performance goals and exclusions shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to preserve tax-deductibility of compensation to covered executives.

Individual Award Limits

No participant may be granted (i) options or SARs during any twelve month period covering more than 300,000 shares or (ii) restricted stock, restricted stock units, performance awards and/or other stock-based awards denominated in shares and that are intended to qualify as performance based compensation under Section 162(m) that permit the participant to earn more than 300,000 shares for each twelve months in the vesting or performance period. These share limits are subject to adjustment as described above in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, extraordinary cash dividend or similar transaction or other change in corporate structure affecting the share. In addition, during any calendar year no participant may be granted performance awards that are denominated in cash and that are intended to qualify as performance based compensation under Section 162(m) under which more than $10,000,000 may be earned for each twelve months in the Performance Period. Each of the individual award limits described in this paragraph will be multiplied by two during the first calendar year in which the participant commences employment with the Company and its affiliates.

Change in Control

In the event of a Change in Control (as defined in the Plan), the successor company may assume or provide a substitute award for an option, SAR, restricted share, restricted stock unit, performance award or other stock-based award of substantially equal value. In the event of an assumption or substitution of an option or SAR, the exercise price and number of shares shall be adjusted as described above in connection with mergers, stock dividends, stock splits and other changes in capitalization. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason within 24 months of the Change in Control, any assumed or replacement awards shall vest in full.

The Plan also provides that if outstanding awards are not assumed or replaced in the Change in Control, (a) each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant, (b) the restrictions and deferral limitations applicable to restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant, (c) all restricted stock unit and performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the Restriction Period or Performance Period that has been completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such restricted stock units and performance awards shall be immediately settled or distributed, and (d) the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original term.

Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee may, in its discretion, provide that each option or SAR that is not assumed or replaced shall be cancelled in exchange for a payment in an amount equal to the amount by which the Change of Control Price per Share (as defined in the Plan) exceeds the purchase price per share under the option or SAR multiplied by the number of shares granted under the option or SAR.

The Internal Revenue Code has special rules that apply to “parachute payments,” i.e., compensation that is payable on account of a Change in Control. If the parachute payments exceed a safe harbor amount prescribed by the Internal Revenue Code, then the recipient is liable for a 20% excise tax on a portion of the parachute payments, and the Company is not allowed to claim a federal income tax deduction for a portion of the parachute payments.

The Plan provides for a reduction in Plan benefits if those benefits, either alone or together with parachute payments under other plans and agreements, exceed the safe harbor amount. In that event, the participant’s total parachute payments will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction. However, the benefits will not be reduced, and the participant will receive all of the parachute payments, if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments. The Plan also provides that these provisions will not apply to a participant who, under an agreement with the Company or the terms of another plan, is not entitled to receive benefits in excess of the safe harbor amount.

Amendments and Termination

The Board of Directors may at any time amend, alter, suspend or discontinue the Plan; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of the Company’s shareholders if such approval is required by law or the rules of any exchange or quotation system on which the common stock is listed or quoted, including any action that is treated as the repricing of an option or SAR. Shareholder approval is also required for any amendment that materially increases the benefits that may be provided under the Plan, materially increases the number of shares that may be issued under the Plan (other than on account of adjustments as described above to reflect changes in the Company’s capitalization) or materially changes the Plan’s eligibility requirements.

Term

The Plan shall be effective upon approval of the Plan by shareholders and will terminate on the tenth anniversary of such approval unless sooner terminated by the Board.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax rules relevant to participants in the Plan, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different.

Options.  Generally, a participant does not recognize any taxable income at the time of grant of a nonqualified stock option (“NQSO”). The participant generally will recognize ordinary income upon the exercise of the NQSO equal to the excess of the fair market value of the share acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding. The Company will generally be entitled to a deduction equal to such ordinary income.

The participant will have a capital gain or loss upon the subsequent sale of the share in an amount equal to the sale price less the fair market value of the share on the date of exercise. The capital gain or loss will be long- or short-term depending on whether the share was held for more than one year after the exercise date. The Company will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of shares acquired upon an option’s exercise may be used to offset capital gains.

The Plan permits the Committee to allow transfers of NQSOs. The participant will not recognize taxable income if the participant transfers a NQSO to a member of the participant’s family. However, when the transferee of the option exercises the option, the participant will recognize ordinary income equal to the excess of the fair market value of the share acquired by the transferee of the option on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding. The Company will generally be entitled to a deduction equal to such ordinary income. The transferee of the option will have a capital gain or loss upon a subsequent sale of the share in an amount equal to the sale price less the fair market value of the share on the date the option was exercised. Any capital gain recognized by the transferee will be long-term capital gain if the transferee has held the share for more than one year after the exercise date.

Stock Appreciation Rights.  A participant does not recognize any taxable income at the time of grant of an SAR. The participant will recognize ordinary income tax upon the exercise of an SAR and will be subject to wage and employment tax withholding. Upon the exercise of an SAR, the participant will recognize ordinary income equal to the excess of the fair market value of the share on the exercise date over the strike price of the SAR. The Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the participant recognizes. Upon the sale of a share acquired upon exercise of an SAR, the participant will recognize long- or short-term capital gain or loss, depending on whether the participant has held the stock for more than one year from the date of exercise.

Restricted Stock.  A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock on the first date that the share is no longer subject to forfeiture or is transferable. The ordinary income recognized by the participant is equal to the fair market value of the share on that date over any consideration paid for the share. A participant may elect to recognize income on the grant of the restricted stock in which case the ordinary income recognized by the participant is equal to the fair market value of the share on the grant date over any consideration paid for the share. The Company will be entitled to a deduction at the same time that the participant recognizes income and in the same amount as the income recognized by the participant. The holding period to determine whether the participant has long-term or short-term capital gain or loss on the subsequent sale of such shares generally begins on the date the participant recognizes income. The participant’s tax basis for such shares will generally equal the fair market value of such shares on the date the participant recognizes income.

Restricted Stock Units.  The participant will not recognize taxable income at the time restricted stock units are awarded. The participant will recognize ordinary income on the date that cash is paid under the award or, if shares or other property are issued in settlement of the restricted stock units, on the first date that the shares or other property are no longer subject to forfeiture or are transferable. The ordinary income recognized by the participant will equal the amount of any cash paid in settlement of the restricted stock units and the value of any shares or property issued in settlement of the restricted stock units on the date the shares or property are not subject to forfeiture or are transferable. The Company generally will be entitled to claim a deduction equal to the ordinary income recognized by the participant.

Performance Awards.  The participant will not recognize taxable income at the time performance awards are granted, but the participant will recognize ordinary income and be subject to wage and employment tax withholding upon the receipt of shares or cash at the end of the applicable performance period. The Company will generally be entitled to claim a corresponding deduction.

Other Stock-Based Awards.  The recipient of other stock-based awards will recognize taxable income on the date that cash is paid under the award or, if shares or other property are issued, on the first date that the shares or other property are no longer subject to forfeiture or are transferable. The Company will generally be entitled to claim a corresponding deduction.

Withholding Taxes.  Because the amount of ordinary income the participant recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, the Company may require the participant to pay the amount required to be withheld by the Company before delivering to the participant any shares or other payment to be received under the Plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

Future Plan Benefits

Because awards under the Plan are determined by the Committee in its sole discretion, the Company cannot determine the benefits or amounts that will be received or allocated in the future under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE 2014 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act provides our shareholders with an advisory vote to approve our executive compensation. This advisory vote gives our shareholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” our compensation program is designed to align the interests of management with those of our shareholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our Board of Directors believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our shareholders. For example:

•	A meaningful portion of the total compensation paid or awarded to our named executive officers is performance-based. Among other things, the Compensation Committee has determined to make more significant use of performance-based long-term incentive awards that vest based on achievement of certain performance goals. Such performance-based awards are directly linked to the Company’s financial performance metrics and vest accordingly, as opposed to time based-securities that vest based simply on continued employment.
•	In 2010, the Board conducted an extensive evaluation of our compensation practices with the support of an independent compensation consultant and adopted compensation practices that we believe align the interests of our executive officers with those of our shareholders.
•	We regularly, and at least annually, conduct a risk assessment of our compensation programs to ensure they do not create unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.
•	The Board has adopted stock ownership guidelines that apply to our executive officers and non-employee directors.
•	The Board adopted a compensation “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements.
•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide perquisites or similar special benefits to our executive officers.
•	We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not provide excise tax gross-ups for excess parachute payments.
•	As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit or other retirement benefits to the named executive officers, other than the tax-qualified 401(k) plan available to all employees.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information on these elements of our executive compensation program.

For these reasons, the Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2014 annual meeting of shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

Unless you direct otherwise in the proxy card, the persons named as proxies will vote your proxy “FOR” the approval of the ratification of PwC as our independent registered public accounting firm for 2014. If a quorum is present at the annual meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2014 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Information Regarding Fees Paid to our Independent Accountants in 2013 and 2012

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2013 and 2012 were (dollars in thousands):

	Year Ended December 31,
	2013	2012
Audit Fees(1)	$577	$519
Audit-Related Fees(2)	—	—
Tax Fees(3)	122	130
All Other Fees(4)	70	50
Total	$769	$699

(1)	Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.
(2)	Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above. No such fees were billed or paid to PwC in 2013 or 2012.
(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)	All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above. In 2013 and 2012, these amounts represented fees paid to PwC in connection with advisory services.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2013.

INFORMATION ON OUR BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Independence of our Board of Directors

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher, and Ralph S. Michael, III.

Board Leadership Structure

Mr. Billings has served as our Chairman and Chief Executive Officer since April 2005. We believe that the most effective Board leadership structure for our Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board in conjunction with the appointment of a non-management Lead Independent Director as described below. We believe that combining the positions of Chairman and Chief Executive Officer provides us with decisive and effective leadership. In his capacity as Chairman, Mr. Billings is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of our strategy due to his in-depth knowledge of our business and operations. In addition, we believe combining the positions of Chairman and Chief Executive Officer makes clear who is responsible for managing our business, under the oversight and review of the Board. The Board, in coordination with the Nominating and Governance Committee, regularly engages in management succession planning and development in order to ensure continuity in senior management. The Board retains the authority to modify this structure to best advance the interests of our shareholders, if circumstances warrant such a change.

The Board also believes that our existing corporate governance practices achieve independent oversight and management accountability. These governance practices are reflected in our Corporate Governance Guidelines and individual committee charters and include the following:

•	a substantial majority of the Board members are independent;
•	each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors;
•	the Board has a non-management Lead Independent Director, Mr. Altobello, with the responsibilities described below; and
•	the independent directors meet at least quarterly in executive session without management present.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board of Directors held a total of 14 meetings during 2013. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served. In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet without the management directors being present at least quarterly. Mr. Altobello, the Lead Independent Director, presides at all meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Independent Director in writing by mail directed to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Lead Independent Director

In accordance with our Corporate Governance Guidelines, the Board of Directors has a Lead Independent Director who is elected annually by secret ballot by the independent directors of the Board to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Mr. Altobello is our current Lead Independent Director. The Lead Independent Director coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Lead Independent Director:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Lead Independent Director;
•	retention of counsel or consultants who report directly to the Board, or to the Lead Independent Director;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•	evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and
•	recommending members for various Board committees, as well as selection of the committee chairs.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board of Directors may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. Current standing committee membership and the number of meetings of each committee during 2013 are described below. Messrs. Billings and Tonkel do not serve on any of our Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel J. Altobello			†6
Daniel E. Berce	†6	†6 (Chairman)
David W. Faeder	†6		†6
Peter A. Gallagher	†6	†6	†6 (Chairman)
Ralph S. Michael III	†6 (Chairman)	†6
Number of Meetings in 2013:	6	9	5

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, Messrs. Berce, Faeder and Gallagher. Among other responsibilities, the Audit Committee assists the Board of Directors in monitoring our financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange

Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that Messrs. Faeder, Michael and Berce are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules, and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Berce, who serves as Chairman, Mr. Gallagher and Mr. Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Gallagher, who serves as Chairman, Mr. Altobello and Mr. Faeder. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board of Directors has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Board of Directors has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board of Directors, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Director Candidate Recommendations and Nominations by Shareholders

A shareholder may nominate a person for election to the Board of Directors in compliance with applicable Virginia law and our Bylaws. No candidates were nominated by shareholders for election to the Board of Directors at the 2014 annual meeting in accordance with this policy. Our Bylaws require that any such nominations for our 2015 annual meeting of shareholders must be received by us no earlier than February 11, 2015, and no later than March 13, 2015. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a shareholder fails to meet the requirements or deadlines described in our policy, such nominations will be considered out of order and will not be acted upon at our 2015 annual meeting of shareholders. We may exercise discretionary voting authority under proxies we solicit to vote against any such proposal. See “General Information about the Annual Meeting — Shareholder Proposals and Nominations for the 2014 Annual Meeting” for additional information.

Process for Identifying and Evaluating Director Candidates

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com. The Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company, to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Any such communication must state the number of shares of Class A common stock and Class B common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the Lead Independent Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management and the internal auditor regarding our assessment of risks. While the Board (through the Audit Committee) oversees our risk management, our management team is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders, unless excused by the Lead Independent Director with good cause. All of the members of our Board of Directors attended the 2013 annual meeting of shareholders in person.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Berce (Chairman), Gallagher and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2013, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

On February 9, 2011, the Board affirmed the stock ownership guidelines applicable to each member of the Board who is not also an executive officer. Under these ownership guidelines, each non-executive director is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, but at least annually, reviews non-employee director compensation, assuring that individual cash components (i.e., retainers and meeting fees), total cash, and equity awards are appropriately positioned.

Our non-employee directors are compensated in both cash and equity (in the form of RSUs) in order to align our directors’ interests with the long-term interest of our shareholders. Our non-employee director compensation includes:

Element	Amount
Annual Cash Retainer	$50,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer(1)	$95,000
Audit Committee Chair Premium(2)	$25,000
Nominating and Governance Committee Chair Premium(3)	$10,000
Compensation Committee Chair Premium(3)	$10,000
In-Person Board or Committee Meeting Fee	$1,500
Telephonic Board or Committee Meeting Fee	$500

(1)	Paid in four equal installments each quarter. Retainer consists of $82,500 in cash and $12,500 in restricted stock units (“RSUs”), and is paid in addition to annual cash retainer and RSU grant.
(2)	Paid in four equal installments each quarter. Premium consists of $17,500 in cash and $7,500 in RSUs and is paid in addition to annual cash retainer and RSU grant.
(3)	Paid in four equal installments each quarter. Premium consists of $5,000 in cash and $5,000 in RSUs and is paid in addition to annual cash retainer and RSU grant.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2013

The following table contains compensation information for each of our non-employee directors serving on the Board during the year ended December 31, 2013. Neither Eric F. Billings, our Chairman and Chief Executive Officer, nor J. Rock Tonkel, Jr., our President and Chief Operating Officer, received compensation for their services as members of the Board of Directors in 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total Compensation
Daniel J. Altobello	$167,500	$92,500	$260,000
Daniel E. Berce	$85,000	$85,000	$170,000
David W. Faeder	$52,500	$80,000	$132,500
Peter A. Gallagher	$89,500	$85,000	$174,500
Ralph S. Michael, III	$96,500	$87,500	$184,000
Wallace L. Timmeny(3)	$36,500	$—	$36,500

(1)	As stated above, includes an annual cash retainer paid to each of our non-employee directors, as well as in-person and telephonic attendance fees for each meeting of our Board of Directors and its standing committees on which each of our non-employee directors served. Additionally, includes cash portion of Lead Independent Director retainer for Mr. Altobello, and cash portions of Audit, Nominating and Governance, and Compensation Committee Chair Premiums for Messrs. Michael, Gallagher and Berce, respectively.
(2)	In fiscal 2013, each non-employee director received an award of RSUs with the number of shares calculated to target the grant date values listed in this column, with each RSU valued at $27.53, the closing price of our Class A common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2013. For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 8 in the notes to our consolidated financial statements included in our 2013 Annual Report.
(3)	Mr. Timmeny did not stand for re-election at the 2013 annual meeting of shareholders, and his term of office as a director expired on June 6, 2013. Mr. Timmeny did not receive any compensation in relation to his resignation.

Outstanding Equity Awards Held By Directors

As of December 31, 2013, our non-employee directors held RSUs as set forth in the table below:

Name	Aggregate Number of RSUs Outstanding at Fiscal Year End	Aggregate Fair Value of RSUs Outstanding at December 31, 2013(1)	Aggregate Grant Date Fair Value of RSUs Outstanding at Fiscal Year End(2)	Aggregate Number of Options Outstanding at Fiscal Year End	Aggregate Grant Date Fair Value of Option Awards Outstanding at Fiscal Year End
Daniel J. Altobello	33,095	$873,377	$1,017,407	—	—
Daniel E. Berce	11,615	$306,520	$289,976	—	—
David W. Faeder	2,905	$76,663	$79,975	—	—
Peter A. Gallagher	29,763	$785,446	$897,400	—	—
Ralph S. Michael, III	30,012	$792,017	$692,445	—	—
Wallace L. Timmeny(3)	19,496	$514,499	$644,958	—	—

(1)	The amounts in this column equal the number of RSUs multiplied by $26.39, the last sale price on the NYSE on December 31, 2013.
(2)	The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted to non-employee directors. For more information regarding the valuation of equity awards granted by us to our non-employee directors, please refer to Note 8 in the notes to our consolidated financial statements included in our 2013 Annual Report.

(3)	Mr. Timmeny did not stand for re-election at the 2013 annual meeting of shareholders, and his term of office as a director expired on June 6, 2013. Mr. Timmeny did not receive any compensation in relation to his resignation.

Annual Grant of RSUs to Non-Employee Directors

On June 6, 2013, the date of our 2013 annual meeting of shareholders, each of our non-employee directors received an annual grant of 2,905 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our Class A common stock on the NYSE on June 6, 2013. The RSUs were granted pursuant to our 2011 Long-Term Incentive Plan. In addition to the annual grant of RSUs, we also granted additional RSUs to our non-employee directors for services as our Lead Independent Director or as a chairman of one of our Board’s standing committees, as noted in “— Director Compensation for 2013” above.

A non-employee director’s interest in RSUs awarded pursuant to our 2011 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our Class A common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the grantee separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date. Prior to the effectiveness of the 2011 Long-Term Incentive Plan on June 2, 2011, we awarded RSUs to our non-employee directors pursuant to the Prior Plans. A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board of Directors from the date of grant until the first anniversary of the award. Vesting is accelerated if the non-employee director’s service on our Board of Directors ends on account of death or disability or if there is a change in control of our Company. Vested RSUs ordinarily are converted to shares of Class A common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board of Directors. If the non-employee director’s service on our Board of Directors ends for a reason other than death, disability or involuntary termination, he or she receives a cash payment for any non-vested RSUs, based on the fair market value of shares of Class A common stock on the date that the non-employee director retired from our Board. If a non-employee director’s service on our Board ends due to an involuntary termination (that is, a termination for a reason other than death, disability, failure to stand for re-election, resignation or a termination for cause), any non-vested RSUs will be settled partly in Class A common stock and partly in cash. In the event of an involuntary termination, a pro rata number of the non-vested RSUs (i.e., the number of non-vested RSUs multiplied by a fraction, the numerator of which is the number of months of service after the date of grant and the denominator of which is twelve), will be settled by the issuance of an equal number of shares of Class A common stock. The remaining non-vested RSUs will be settled by a single cash payment based on the fair market value of the Class A common stock on the date the director’s Board membership terminated.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted on June 6, 2013 to our non-employee directors as discussed above.

Name	Aggregate Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded(1)
Daniel J. Altobello	3,359	$92,500
Daniel E. Berce	3,087	$85,000
David W. Faeder	2,905	$80,000
Peter A. Gallagher	3,087	$85,000
Ralph S. Michael, III	3,178	$87,500

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the closing sale price of our Class A common stock on the NYSE on June 6, 2013, which was $27.53.

EXECUTIVE OFFICERS OF THE COMPANY

Our named executive officers for the year ended December 31, 2013 are Eric F. Billings, Chairman of the Board and Chief Executive Officer, J. Rock Tonkel, Jr., President and Chief Operating Officer, and Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer. The following persons served as our executive officers during all of 2013 and continue to serve as our executive officers today.

ERIC F. BILLINGS, age 61, is our Chairman and Chief Executive Officer. Since co-founding our Company in 1989, he has continuously served as a director. He served as our Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. He was appointed Chairman and Chief Executive Officer in April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, advisory, trading and research firm, a position he has held since its formation in 2006. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

J. ROCK TONKEL, JR., age 51, has served as a director of our Company since March 2007. He serves as our President and Chief Operating Officer, a position he assumed in February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR Capital Markets & Co. (currently a subsidiary of FBR & Co.). Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR Capital Markets & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.

KURT R. HARRINGTON, age 61, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since January 2000. Mr. Harrington was appointed to serve as the Chief Accounting Officer in September 2008. Mr. Harrington was also the Executive Vice President, Chief Financial Officer and Treasurer of FBR & Co. between January 2000 and February 2008 and served as Chief Financial Officer and Treasurer of FBR Asset Investment from September 1999 to March 2003. Mr. Harrington joined our Company as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly-traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, PricewaterhouseCoopers LLP, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington is the treasurer and a trustee of Nichols College.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2014, certain information concerning the beneficial ownership of our Class A and Class B common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our Class A or Class B common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our Class A and Class B common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name of Beneficial Owners	Number of Shares of Class A Common Stock		Percent of Class(1)	Number of Shares of Class B Common Stock		Percent of Class(2)	Percent of Total Voting Power(3)
Eric F. Billings	106,076	(4)(5)	*	403,269	(6)	72.8%	6.3%
J. Rock Tonkel, Jr.	237,882		1.2%	14,000	(7)	2.5%	1.3%
Kurt R. Harrington	10,682		*	—		—	*
Daniel J. Altobello	34,595	(8)	*	—		—	*
Daniel E. Berce	16,615	(8)	*	—		—	*
David W. Faeder	2,905	(8)	*	—		—	*
Peter A. Gallagher	29,763	(8)	*	—		—	*
Ralph S. Michael, III	32,337	(8)	*	—		—	*
All executive officers and directors (8 persons)	470,855		2.5%	417,269		75.3%	7.8%

*	Less than one percent.
(1)	Based on 19,108,630 shares of Class A common stock outstanding as of March 31, 2014. Holders of shares of Class A common stock are entitled to one vote per share. Shares of Class A common stock subject to options or other awards currently exercisable, or exercisable within 60 days of March 31, 2014, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)	Based on 554,055 shares of Class B common stock outstanding as of March 31, 2014. Holders of shares of Class B common stock are entitled to three votes per share. Shares of Class B common stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2013, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.
(3)	Total voting power represents the combined voting power of our outstanding Class A and Class B common stock. Holders of shares of Class A and Class B common stock vote together on all matters submitted to a vote of our shareholders. RSUs do not have any voting rights.
(4)	The number of shares of Class A common stock shown as beneficially owned by Mr. Billings in the table above includes: (i) 10,999 shares held by EFB Capital Corp., of which all of the outstanding capital stock is held by Mr. Billings’ wife, as to which shares Mr. Billings disclaims beneficial ownership; (ii) 65 shares held by the Eric and Marianne Billings Charitable Foundation, as to which Mr. Billings disclaims beneficial ownership; (iii) 11,000 shares held in irrevocable trusts for the benefit of each child of Jonathan Billings, the brother of Mr. Billings, for which Mr. Billings serves as the trustee and over which shares Mr. Billings exercises sole voting and investment power but as to which shares he disclaims beneficial ownership; and (iv) 84,012 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power.
(5)	Includes 75,000 shares of Class A common stock that Mr. Billings has pledged as collateral for a line of credit with Wells Fargo & Company.
(6)	The number of shares of Class B common stock shown as beneficially owned by Mr. Billings in the table above includes an aggregate of 4,612 shares held in irrevocable trusts for the benefit of each child of Jonathan Billings, the brother of Eric F. Billings. Mr. Eric F. Billings serves as the trustee and exercises sole voting and investment power over these shares but disclaims beneficial ownership of these shares.
(7)	The number of shares of Class B common stock shown as beneficially owned by Mr. Tonkel in the table above excludes 2,500 shares held in an irrevocable family trust. Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.
(8)	The number of shares of Class A common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested RSUs that we have awarded to our directors under our 2011 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Altobello — 33,095 RSUs; Mr. Berce — 11,615 RSUs; Mr. Faeder — 2,905 RSUs; Mr. Gallagher — 29,763 RSUs; and Mr. Michael — 30,012 RSUs. Vested RSUs are converted to shares of Class A common stock upon the director ceasing to be a member of our Board of Directors. See “Information on our Board of Directors, its Committees and Corporate Governance — Director Compensation for 2011 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2013, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	442,680	(1)	$—	(1)	443,504	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—		—
Total	442,680		$—		443,504

____________________

(1)	Consists of awards granted under the 2011 Long-Term Incentive Plan and the Prior Plans (namely, the 2004 Long-Term Incentive Plan, the Friedman, Billings, Ramsey Group, Inc. 1997 Stock and Annual Incentive Plan and the Amended and Restated Friedman, Billings, Ramsey Group, Inc. Non-Employee Director Stock Compensation Plan). This amount includes 126,886 RSUs and 315,794 performance share units (“PSUs”), which represents the maximum number of Book Value PSUs and TSR PSUs, excluding dividend reinvestments, that are potentially issuable. There is not a weighted average exercise price for these RSUs and PSUs. The Prior Plans have been replaced by the 2011 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same.
(2)	Consists of shares of Class A common stock available for issuance under the 2011 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2011 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2011 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. The maximum number of shares authorized for issuance under the 2011 Long Term Incentive Plan is equal to 500,000 shares plus any remaining shares available for issuance under the Prior Plans on June 2, 2011 (the effective date of the 2011 Long Term Incentive Plan). As of March 31, 2014, 445,339 shares of Class A common stock were available for issuance under the 2011 Long-Term Incentive Plan, of which a maximum of 315,794 shares of Class A common stock, excluding dividend reinvestments, may be issuable under certain circumstances upon vesting of outstanding PSUs. If the maximum awards are earned under these PSUs, excluding dividend reinvestments, the Company would have 129,545 shares available to grant under the 2011 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater-than-10% beneficial owners to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon our review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2013 through December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for 2013 for our named executive officers. Our named executive officers for the year ended December 31, 2013 were Eric F. Billings, Chairman of the Board and Chief Executive Officer, J. Rock Tonkel, Jr., President and Chief Operating Officer, and Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Key 2013 Financial and Strategic Accomplishments

Our executive compensation programs are designed to align our named executive officers’ interests with those of our shareholders as well as to reward achievement of corporate performance objectives as measured by the Compensation Committee. During 2013, the Company continued its strategic initiatives designed to strengthen its financial and operational positions, to maximize the returns to its shareholders and increase shareholder value. During 2013, the Company protected its book value per share and produced a total shareholder return (the Company’s Class A common stock price appreciation plus dividends) of 44%. The Company also generated an Adjusted ROE, defined below, of 19.3% and paid a tax-advantaged (as compared to real estate investment trusts) quarterly dividend that equaled $3.50 per share for the year ended December 31, 2013. During 2013, the Company also completed a public offering of 3,450,000 shares of Class A common stock for net proceeds of $87.0 million and an offering of $25.0 million of 6.625% Senior Notes.

Summary of Total Direct Compensation Program Elements

In 2013, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay to performance, aligning the interests of management with those of shareholders and retaining top management talent. Our executive compensation program was designed to include three direct compensation components: base salary, annual cash incentive and long-term incentive compensation opportunities for each executive. Summarized below is a description of the three components and their principal contribution to our compensation objectives, as well as highlights of the key actions and decisions made with respect to each component for 2013.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Highlights
Base Salary	• Minimum level of fixed cash compensation.	• Base salaries for Messrs. Billings, Tonkel and Harrington remained unchanged in 2013 as compared to 2012.

•

Salaries are set based on a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

Annual Cash Incentive	• Executives were eligible to earn between 0% and 200% of their target bonus opportunities, which were 100% of base salary, based on performance achievements relative to specific metrics and goals.	• The Committee reduced maximum annual cash bonus opportunities (from 250% of target for 2012 to 200% of target for 2013) to balance the increase in the long-term incentive component, described below.

•

For 2013, 50% of the annual bonus opportunity was based on achievement of specific return on equity (“Adjusted ROE”) goals, defined as pre-tax core cash earnings, excluding non-cash stock compensation amortization and other non-cash and non-recurring expenses, divided by Average Shareholders’ Equity, defined as shareholders’ equity at December 31, 2012 (excluding deferred tax assets), plus the pro-rata portion of new investor equity added during the year 2013. Adjusted ROE was selected because it measures both our profitability and our efficient use of equity capital. The Adjusted ROE goals for 2013 were 13%, 16% and 19% at threshold, target and maximum, respectively.

• Adjusted ROE in 2013 was 19.3%, resulting in bonuses for Messrs. Billings, Tonkel and Harrington of 200% of target for 50% of the bonus opportunity.

•

The remaining 50% of the annual bonus opportunity was based on a subjective assessment of the executives’ performance as well as a predetermined set of measurement criteria established by the Committee for the 2013 performance year.

•

Based on the executives’ leadership and ability to continue to implement the Company’s strategy that was designed to strengthen its financial and operational positions to maximize the returns to its shareholders and increase shareholder value, as shown by its overall performance during 2013, the Committee determined that, based upon its subjective assessment and evaluation of specific predetermined measurement criteria, Messrs. Billings, Tonkel and Harrington warranted payment at 200% of target for the remaining 50% of the bonus opportunity for 2013.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Highlights
Long-Term Incentives

•

Our performance-based long-term incentive program (the “Program”) consists of grants of two types of PSUs. The Program is designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance.

•

On July 1, 2013, the Committee awarded PSUs with an aggregate grant date fair value equal to 100% of the awardee’s base salary, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs.

• Each grant of PSUs provides the participant the opportunity to earn between 0 and 250% of the target number of PSUs based on achievement of pre-determined performance goals.

•

The first type of PSU, which we refer to as “Book Value PSUs,” will be eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the applicable performance period.

• Each grant of PSUs awarded in 2013 has a three-year performance period from July 1, 2013 through July 1, 2016.

•

The other type of PSU, which we refer to as “TSR PSUs,” will be eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period.

•

To create stronger incentives for long-term performance and increase shareholder alignment, the Committee increased each executive’s target PSU grant value from 75% of base salary in 2012 to 100% of base salary in 2013, and increased the maximum payout as a percentage of target from 200% in 2012 to 250% in 2013. For balance, the Committee reduced the maximum annual cash bonus opportunity (from 250% in 2012 to 200% in 2013).

Compensation Policies

Our executive compensation programs and policies reflect a number of governance best practices, including the following:

•	Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Committee. Based on the most recent analysis, the Committee concluded that our compensation policies and practices for fiscal 2013 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on page 42.
•	The Board has adopted stock ownership guidelines for executive officers that seek to ensure each named executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on page 40.
•	The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 40.
•	We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of our named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination). We do not provide excise tax gross-ups for excess parachute payments.
•	We do not provide perquisites or any special benefits to our named executive officers. Named executive officers are eligible to participate in the same benefits programs as all other employees.
•	As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2011 proxy statement, commonly referred to as a “say-on-pay” advisory vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of the votes cast voting in favor of our executive compensation program. The Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our general approach to executive compensation for 2013. We believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy. The Committee will continue to consider shareholder concerns and feedback in the future. In determining the frequency of our shareholder say-on-pay advisory vote, the Board took into consideration our shareholders’ preference for a vote every three years, and determined that we will hold our shareholder say-on-pay advisory vote on a triennial basis. A shareholder say-on-pay advisory vote is being presented for consideration at our 2014 annual meeting of shareholders, and is included in this proxy statement and the accompanying proxy card as a matter to be voted on by our shareholders.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of our company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each named executive officer, the Committee considers pay for performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the named executive officers for 2013 was designed to meet the following objectives:

•	Attract and Retain Talented Executives. Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2013 executive compensation program was designed to motivate, reward and retain highly-qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including past contributions, individual performance and the amount of base salary paid in the past years and any recent adjustments.
•	Pay-for-Performance. Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2013 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s Adjusted ROE performance as well as the individual performance of each named executive officer. In addition, the PSU Program should provide additional incentives to both grow the Company’s book value and provide an attractive total shareholder return.
•	Alignment of Interests with Shareholders. Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board of Directors with respect to our compensation structure and policies. Generally, the Committee is responsible for reviewing existing compensation and benefits policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Committee has the duty to evaluate the performance of our named executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers, including the 2013 compensation program.

Since December 2009, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2013 compensation program. Cook & Co. reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company. The Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that Cook & Co.’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board of Directors regarding our compensation programs and the specific elements and levels of compensation for our named executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies upon its collective business judgment as applied to the challenges confronting our Company, together with regular peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including Cook & Co., and information provided by our employees. The Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our named executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Committee provides a basis for the Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our named executive officers.

Peer Group Analysis

In structuring the 2013 executive compensation program, the Compensation Committee considered the competitive analysis conducted by Cook & Co. in 2013, which analyzed compensation practices of companies in a comparative peer group of organizations. The peer group was approved by the Committee with input from Cook & Co. and the Company’s management. The peer group includes companies that are competitors either in our industry or for executive talent, or that have similar financial characteristics.

The peer group used in the 2013 competitive analysis and referenced by the Committee when structuring our 2013 compensation program consisted of the following companies: American Capital, Ltd., Arbor Realty Trust, Inc., Capital Trust, Inc. (acquired by Blackstone Mortgage Trust, Inc.), Dynex Capital, Inc., FirstCity Financial Corporation, Hercules Technology Growth Capital, Inc., Kohlberg Capital Corporation, Main Street Capital Corporation, MCG Capital Corporation, NewStar Financial, Inc., NorthStar Realty Finance Corp., RAIT Financial Trust, Redwood Trust, Inc. and Resource America, Inc.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

The recommendations of our Chairman and Chief Executive Officer and our President and Chief Operating Officer also play a role in the compensation decision making process. Our Chairman and Chief Executive Officer and President and Chief Operating Officer provide the Committee with an assessment of our achievements and performance, their evaluation of individual performance and their recommendations for direct report base salary, short-term bonus and long-term incentive awards. The Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2013 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Equity Incentive Awards.

2013 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable, or “at risk.” The Compensation Committee seeks to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company and has generally reviewed base salaries for our executives on an annual basis by considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded. The Committee also takes into account compensation provided to the named executive officers in past years, including any recent adjustments to their respective base salaries. As illustrated by the table below, the 2013 base salaries for our named executive officers remained the same as in 2012.

Named Executive Officer	2013 Base Salary	2012 Base Salary
Eric F. Billings	$800,000	$800,000
J. Rock Tonkel, Jr.	$750,000	$750,000
Kurt R. Harrington	$300,000	$300,000

2013 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our named executive officers are administered under our 2011 Long-Term Incentive Plan, which was approved by shareholders at our 2011 annual meeting. For 2013, these short-term incentives were targeted at 100% of base salary for each named executive officer, with actual earnings opportunities ranging from 50% of target for threshold performance to a maximum of 200% of target for superior performance. Performance below threshold levels would not be rewarded with a payout.

For 2013, the Committee reduced the maximum bonus opportunity from 250% of target for 2012 to 200% of target for 2013. The Committee also increased each executive’s target long-term incentive grant value for 2013 to create a better balance between short-term and long-term performance in our overall compensation program. The Committee believes that these target bonus opportunities, when combined with base salaries and long-term incentives, position target total direct compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

In order for any short-term incentive to be paid, our Adjusted ROE must have equaled or exceeded 8%. For purposes of setting 2013 compensation, Adjusted ROE was defined as pre-tax core cash earnings, excluding non-cash stock compensation amortization and other non-cash and non-recurring expenses, divided by Average Shareholders’ Equity for 2013. Our actual Adjusted ROE for 2013 was 19.3%, resulting in full initial funding of short-term incentives for the named executive officers.

After determining that the minimum Adjusted ROE had been satisfied, the Compensation Committee examined our performance under the Adjusted ROE objectives (weighted 50%), and each executive’s individual performance on a subjective basis (weighted 50%) to determine actual bonus payments to named executive officers by potentially reducing (but not increasing) the amounts funded through achievement of the Adjusted ROE threshold. Using this construct, short-term incentive payments to our executive officers under the Plan are intended to be “performance-based,” as defined under Section 162(m) of the Internal Revenue Code, and therefore fully deductible for federal income tax purposes.

As described above, 50% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on Adjusted ROE. For the Adjusted ROE component of the incentives, the following table summarizes the performance goals and corresponding payouts as a percentage of target.

Adjusted ROE Achievement	Bonus Payout (% of Target)
<13%	0%
13%	50%
16%	100%
19%	200%

Our actual Adjusted ROE for 2013 was 19.3%, which resulted in the maximum payout of 200% of target for the corporate performance component representing 50% of the total annual cash bonus opportunity. The remaining 50% of the annual performance-based cash bonus was based on the Committee’s subjective assessment and evaluation of specific predetermined measurement criteria of the executives’ performance during 2013. The Committee conducted a thorough review of the executives’ performance as well as the overall performance of the Company for 2013. Based on their leadership and ability to continue to implement the Company’s strategy that was designed to strengthen and stabilize its financial and operational positions to maximize the returns to its shareholders and increase shareholder value, as shown by its overall performance during 2013, the Committee determined that based upon its subjective assessment and the accomplishment of specific predetermined measurement criteria, Messrs. Billings, Tonkel and Harrington warranted payment at 200% of target for the remaining 50% of the cash bonus opportunity for 2013.

Bonuses were awarded and paid in cash to Messrs. Billings, Tonkel and Harrington in 2014 for performance in 2013. Actual bonuses for Messrs. Billings, Tonkel and Harrington were $1,600,000, $1,500,000 and $600,000, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2013 Long-Term Equity Incentive Awards

The long-term incentive component of our total compensation program is designed to align further the long-term interests of our named executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, on August 13, 2012, the Committee adopted a performance-based long-term incentive program (the “Program”) that provides for the issuance of two types of PSUs pursuant to the 2011 Long-Term Incentive Plan: Book Value PSUs and TSR PSUs. The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the applicable performance period. The TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period.

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of Class A common stock and are paid out in shares of Class A common stock at the end of the performance period to the extent that the underlying PSUs vest. Upon settlement, vested PSUs are converted into shares of the Company’s Class A common stock on a one-for-one basis. The PSUs and dividend equivalents are settled in whole shares of Class A common stock with a cash payment in lieu of any fractional share.

On July 1, 2013, the Committee approved the grant of 34,221 Book Value PSUs and 34,567 TSR PSUs to the participants in the Performance-based Program. To create stronger incentives for long-term performance and increase shareholder alignment, the Committee increased each executive’s target PSU grant value from 75% of base salary in 2012 to 100% of base salary in 2013, and increased the maximum payout as a percentage of target from 200% in 2012 to 250% in 2013. As previously described, the Committee reduced the maximum annual cash bonus opportunity to provide better balance between short-term and long-term incentives in our overall compensation program.

For the 2013 grant, the Committee awarded PSUs with an aggregate grant date fair value equal to 100% of the awardee’s base salary, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs. The PSUs have a three-year performance period where one-half of the Book Value PSUs and TSR PSUs will be eligible for vesting at the end of the third year following the grant date.

The actual number of shares of Class A common stock that will be issued to each participant at the end of the applicable performance period will vary between 0% and 250% of the number of PSUs granted, depending on performance results. If the threshold level of performance goals is not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the granted PSUs for Company performance at the threshold level, 100% of the granted PSUs for Company performance at the target level and 250% of the granted PSUs for Company performance at the maximum level, with linear interpolation for achievement falling between the performance levels.

The performance goals and payout schedule applicable to the Book Value PSUs and TSR PSUs for the initial grant of PSUs is set forth below:

Book Value PSUs		TSR PSUs
Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Compound Annualized Total Shareholder Return	Percent of Target PSUs Earned
<6.0%	0%	<6.0%	0%
6.0%	50%	6.0%	50%
11.0%	100%	11.0%	100%
>=17.5%	250%	>=17.5%	250%

In accordance with the Company’s 2011 Long-Term Incentive Plan, the Committee will determine the degree to which any applicable performance goal has been achieved.

PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s named executive officers on July 1, 2013 are as follows:

Name and Title	Book Value PSUs			TSR PSUs
	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)
Eric F. Billings, Chairman and Chief Executive Officer	7,399	14,798	36,995	7,474	14,948	37,370
J. Rock Tonkel, Jr., President and Chief Operating Officer	6,937	13,874	34,685	7,007	14,014	35,035
Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer	2,774.5	5,549	13,872.5	2,802.5	5,605	14,012.5

(1)	To determine the number of Book Value PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 50% of the officer’s base salary, then divided the target grant date fair value by $27.03, the last reported sale price of the Company’s Class A common stock on the New York Stock Exchange on the date preceding the grant date.
(2)	To determine the number of TSR PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 50% of the officer’s base salary, then divided that amount by $26.76, the fair value of a unit award calculated using a Monte Carlo simulation model.

The right to receive shares of Class A common stock upon vesting of PSUs at the end of the applicable performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs if he or she terminates employment before the payment date.

Stock Ownership Guidelines

On February 9, 2011, the Board of Directors adopted stock ownership guidelines for our executive officers. Under the ownership guidelines, each executive officer is required to retain 25% of any equity awards made to such executive officer from and after February 9, 2011 until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock as of the date of the grant:

•	Eric F. Billings — $4,000,000
•	J. Rock Tonkel, Jr. — $3,000,000
•	Kurt R. Harrington — $1,000,000

As of March 31, 2014, the named executive officers beneficially owned approximately 1.9% of our outstanding Class A common stock in aggregate. As of March 31, 2014, Messrs. Billings and Tonkel also collectively beneficially owned approximately 75.3% of our outstanding Class B common stock. The Committee believes that the current equity holdings of the named executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

On February 9, 2011, the Board of Directors adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by our Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by our Company within twelve (12) months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements. As adopted, the clawback policy applies to the award of any cash bonus to an executive officer from and after February 9, 2011.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our named executive officers. We do not provide to our named executive officers perquisites such as personal financial planning services, tax advice, income tax preparation fees, housing or other living expenses, personal use of corporate aircraft or other personal travel, car allowances, commuting expenses or payment of uninsured medical costs. We do not provide tax “gross up” payments or other tax reimbursement payments to our named executive officers.

Our named executive officers are eligible to participate in our group health insurance and life insurance benefit programs on the same terms as our other employees.

Post-Termination Compensation; Potential Payments Upon a Change of Control

We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. The Board of Directors retains discretion to provide severance in a particular case, although we are under no obligation to do so. Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by named executive officers, may vest upon a change of control or following a change of control as provided under the terms of our 2011 Long-Term Incentive Plan and individual grant agreements.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the ability of a public company to deduct for tax purposes compensation in excess of $1.0 million paid annually to each of the Chief Executive Officer and other named executive officers named in the Summary Compensation Table (other than our Chief Financial Officer, Mr. Harrington). There are exceptions to this limit, including an exception for compensation that is based on the attainment of performance goals that are established by the Committee that are stated with reference to performance measures and approved by our shareholders. It is our intention to pay compensation that is fully tax deductible, pursuant to Section 162(m), when that is practicable. However, the Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee, as discussed above, and in the best interests of our company and our shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Committee has administered the 2013 annual bonus and designed the terms of the PSUs such that they can be considered “performance-based” compensation that is fully tax-deductible under Section 162(m).

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our named executive officers. We use variable compensation for all of our named executive officers, with a focus on performance. We provide a balance between short-term and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Committee retains the right to reduce overall and individual awards. The Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2013

In accordance with the rules of the SEC, the following table contains compensation information for each of our named executive officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)	Total
Eric F. Billings Chairman and Chief Executive Officer	2013	$800,000	$800,000	$1,600,000	$1,817	$3,201,817
	2012	$800,000	$600,000	$2,000,000	$1,817	$3,401,817
	2011	$800,000	$—	$1,750,000	$1,817	$2,551,817
J. Rock Tonkel, Jr. President and Chief Operating Officer	2013	$750,000	$750,000	$1,500,000	$1,638	$3,001,638
	2012	$750,000	$562,500	$1,875,000	$1,638	$3,189,138
	2011	$750,000	$—	$1,640,625	$1,638	$2,392,263
Kurt R. Harrington Executive Vice President, Chief Financial Officer and Treasurer	2013	$300,000	$300,000	$600,000	$3,407	$1,203,407
	2012	$300,000	$225,000	$750,000	$3,407	$1,278,407
	2011	$300,000	$—	$656,250	$3,407	$959,657

(1)	Represents the aggregate grant date fair value of the PSU awards made in 2012 and 2013 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts reported under this column include both the Book Value PSUs and TSR PSUs, which are described in the Compensation Discussion & Analysis under the heading “2013 Long-Term Equity Incentive Awards.” Details regarding 2013 PSU awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The values reported for the PSUs are based on the probable outcome of each of the performance and market conditions being achieved. For the 2013 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $2,000,000; Mr. Tonkel — $1,875,000; and Harrington — $750,000. For the 2012 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $1,200,000; Mr. Tonkel — $1,125,000; and Harrington — $450,000.
(2)	For the 2013 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,600,000, $1,500,000 and $600,000 respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2013. For the 2012 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $2,000,000, $1,875,000 and $750,000, respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2012. For the 2011 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,750,000, $1,640,625 and $656,250, respectively in relation to our achievement of the pre-determined corporate profitability goal as well as each executive’s individual performance for 2011.
(3)	Includes life insurance premiums paid by the Company for 2013, 2012 or 2011.

Grants of Plan-Based Awards for 2013

Messrs. Billings, Tonkel and Harrington received performance-based non-equity incentive plan awards for their performance in 2013. Our non-equity incentive plan consists of the annual cash bonus program described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2013 Annual Performance-Based Cash Bonus Opportunities.”

The table below summarizes the non-equity incentive plan awards granted to our named executive officers in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant-Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric F. Billings			$400,000	$800,000	$1,600,000
	7/1/2013	(2)				7,399	14,798	36,995	$400,000
	7/1/2013	(3)				7,474	14,948	37,370	$400,000
J. Rock Tonkel, Jr.			$375,000	$750,000	$1,500,000
	7/1/2013	(2)				6,937	13,874	34,685	$375,000
	7/1/2013	(3)				7,007	14,014	35,035	$375,000
Kurt R. Harrington			$150,000	$300,000	$600,000
	7/1/2013	(2)				2,774.5	5,549	13,872.5	$150,000
	7/1/2013	(3)				2,802.5	5,605	14,012.5	$150,000

(1)	Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2013. Actual awards granted are shown in the “Summary Compensation Table for 2013” on page 43.
(2)	Represents grants of Book Value PSUs, excluding dividend reinvestments, pursuant to 2011 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the relevant performance period. The Book Value PSUs have a three-year performance period.
(3)	Represents grants of TSR PSUs, excluding dividend reinvestments, pursuant to 2011 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period. The TSR PSUs have a three-year performance period. The grant-date fair value of the TSR PSUs was calculated using a Monte Carlo simulation model.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Eric F. Billings	136,559	$3,603,792
J. Rock Tonkel, Jr.	128,028	$3,378,659
Kurt R. Harrington	51,207	$1,351,353

(1)	Represents the maximum number of Book Value PSUs and TSR PSUs, excluding dividend reinvestments, that are potentially issuable. These PSUs vest based on performance according to the following schedule:

Name	PSU Type	Maximum Number of Shares	Vesting Date
Eric F. Billings	2012 Book Value PSUs (Two Year Vesting)	13,050	8/13/2014
	2012 Book Value PSUs (Three Year Vesting)	13,048	8/13/2015
	2012 TSR PSUs (Two Year Vesting)	17,192	8/13/2014
	2012 TSR PSUs (Three Year Vesting)	18,904	8/13/2015
	2013 Book Value PSUs	36,995	7/1/2016
	2013 TSR PSUs	37,370	7/1/2016
J. Rock Tonkel, Jr.	2012 Book Value PSUs (Two Year Vesting)	12,234	8/13/2014
	2012 Book Value PSUs (Three Year Vesting)	12,234	8/13/2015
	2012 TSR PSUs (Two Year Vesting)	16,118	8/13/2014
	2012 TSR PSUs (Three Year Vesting)	17,722	8/13/2015
	2013 Book Value PSUs	34,685	7/1/2016
	2013 TSR PSUs	35,035	7/1/2016
Kurt R. Harrington	2012 Book Value PSUs (Two Year Vesting)	4,894	8/13/2014
	2012 Book Value PSUs (Three Year Vesting)	4,894	8/13/2015
	2012 TSR PSUs (Two Year Vesting)	6,446	8/13/2014
	2012 TSR PSUs (Three Year Vesting)	7,088	8/13/2015
	2013 Book Value PSUs	13,872.5	7/1/2016
	2013 TSR PSUs	14,012.5	7/1/2016
(2)	Calculated using a share price of $26.39, our closing stock price on December 31, 2013.

Option Exercises and Stock Vested

No stock options to purchase Class A or Class B common stock were exercised by the named executive officers in 2013, and none of the named executive officers had Class A or Class B common stock vest in 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,
THE COMPENSATION COMMITTEE

Daniel E. Berce, Chairman
Peter A. Gallagher
Ralph S. Michael, III

April 7, 2014

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2013, and on its 2013, 2012 and 2011 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2013 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman
Daniel E. Berce
David W. Faeder
Peter A. Gallagher

April 7, 2014

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors

D. Scott Parish

April 9, 2014	Corporate Secretary

ANNEX A

2014 Long-Term Incentive Plan

ARLINGTON ASSET INVESTMENT CORP.

2014 LONG-TERM INCENTIVE PLAN

Arlington Asset Investment Corp., a corporation existing under the laws of the Commonwealth of Virginia (the “Company”), hereby establishes and adopts the following 2014 Long-Term Incentive Plan (the “Plan”).

1. PURPOSE OF THE PLAN

1.1. Purpose.  The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1. “Accounting Firm” shall have the meaning set forth in Section 11.4.

2.2. “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.3. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Dividend Equivalent, Interest Equivalent, Other Stock-Based Award, or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.4. “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.5. “Board” shall mean the board of directors of the Company.

2.6. “Change in Control” shall have the meaning set forth in Section 11.1.

2.7. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.8. “Committee” shall mean the Compensation Committee of the Board.

2.9. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.10. “Director” shall mean a non-employee member of the Board.

2.11. “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12. “Employee” shall mean any employee of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be (i) the per Share closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported); (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date (or if there was no such sale on such date, on the last preceding date on which a sale was reported); or, (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.15. “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.16. “Interest Equivalent” shall have the meaning set forth in Section 12.5

2.17. “Limitations” shall have the meaning set forth in Section 3.3.

2.18. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. Options shall be “nonstatutory” options that are not subject to Section 421 of the Code.

2.19. “Other Stock-Based Award” shall have the meaning set forth in Section 8.1.

2.20. “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.21. “Payee” shall have the meaning set forth in Section 13.1.

2.22. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.

2.23. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.24. “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.25. “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.26. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.27. “Prior Plans” shall mean, collectively, the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan, the Friedman, Billings, Ramsey Group, Inc. 2004 Long-Term Incentive Plan, and the Company’s Non-Employee Director Stock Compensation Plan.

2.28. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.30. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.31. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

2.32. “Restriction Period” shall have the meaning set forth in Section 7.1.

2.33. “Shares” shall mean the shares of Class A common stock of the Company, par value $0.01 per share.

2.34. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.35. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.36. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.37. “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

In addition, certain other terms used in the Plan have definitions provided to them in the first place in which they are used herein.

3. SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.

(a) Subject to adjustment as provided in Section 12.2, a total of 2,000,000 Shares, plus any Shares that become available for the Plan under Sections 3.1(b) and 3.1(c) shall be authorized for grant under the Plan.

(b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares on or after the effective date of the Plan, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award on or after the effective date of the Plan, the Shares, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, shall again be available for Awards under the Plan.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall be available for issuance under the Plan. In the event that on or after the effective date of the Plan (i) any option or award granted under the Prior Plans is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again be available for Awards under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan and Substitute Awards may be granted without regard to the Limitations prescribed by Section 3.3. Shares subject to a Substitute Award shall not again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or any Affiliate prior to such acquisition or combination.

3.2. Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility.  Any Employee or Director shall be eligible to be selected as a Participant.

4.2. Administration.

(a) The Plan shall be administered by the Committee. The Directors may remove from, add members to, or fill vacancies on, the Committee.

(b) The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents or Interest Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any stockholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the final approval of the Board.

(d) To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may delegate to (i) a committee of one or more Directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or officers of the Company.

5. OPTIONS

5.1. Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements.  All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. The grant of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 11.2 or Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as described in Section 11.3 or Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4. Option Term.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability. Notwithstanding the foregoing, if on the last business day coincident with or immediately preceding the expiration date of an Option (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by the Participant or other holder of the Option due to the “black-out period” of a Company policy or a “lock-up” agreement entered into in connection with an issuance of securities by the Company, the expiration date of the Option shall be extended until the thirtieth (30th) day after the end of the legal prohibition, black-out period or lock-up agreement.

5.5. Exercise of Options.

(a) The Award Agreement shall specify when Options vest and become exercisable. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including by certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement, or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Options granted to employees of the Company or any Subsidiary will not be exercisable before the expiration of one year from the date the Option is granted (but may be exercisable pro rata over such time).

(c) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a Tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6. Form of Settlement.  In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

6. STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise.  The Committee may grant Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other lesser amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or, in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, the option price per share of the related Option.

(b) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised; provided, however, that if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

(e) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(f) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. In connection with the foregoing, the Committee shall consider the applicability and effect of Section 162(m) of the Code. Notwithstanding the foregoing provisions of this Section 6.2(f), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall not have (i) a grant price less than Fair Market Value on the date of grant, or (ii) except in the event of death or disability, a term of greater than ten years. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Freestanding Stock Appreciation Rights will not be exercisable before the expiration of one year from the date the right is granted. Notwithstanding the foregoing, if on the last business day coincident with or immediately preceding the expiration date of a

Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Shares may not be purchased or sold by the Participant or other holder of the Stock Appreciation Right due to the “black-out period” of a Company policy or a “lock-up” agreement entered into in connection with an issuance of securities by the Company, the expiration date of the Stock Appreciation Right shall be extended until the thirtieth (30th) day after the end of the legal prohibition, black-out period or lock-up agreement.

(g) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

(h) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the related Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right (or the related Option, but not both) shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes and any fractional Share shall be settled in cash.

(i) Without the approval of the Company’s stockholders, other than pursuant to Section 11.2 or Section 12.2, the Committee shall not (a) reduce the grant price of any Stock Appreciation Right after the date of grant (b) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), or (c) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

7. RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNITS

7.1. Grants.  Awards of Restricted Stock and Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively). To the extent provided in the Award Agreement evidencing a Performance Award or the terms of other cash-based incentive compensation awards, Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2. Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting or other rights of a shareholder with respect to such Award (unless and until the Restricted Stock Unit Award is settled in Shares) but the Award Agreement evidencing the Restricted Stock Unit Award may provide for the payment (on a current or deferred basis) of Dividend Equivalents under Section 12.5. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award and any Dividend Equivalents representing a distribution of property (but not cash) for the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals and any Dividend Equivalents representing cash dividends or any property other than cash for the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time and to the extent that such restrictions and risk of forfeiture lapse.

8. OTHER STOCK-BASED AWARDS

8.1. Stock and Administration.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or securities convertible into Shares (“Other Stock-Based Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements.  The terms of Other Stock-Based Awards granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Directors to whom and the time or times at which such Other Stock-Based Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. In addition, the Committee may award unrestricted Shares to Participants in lieu of certain cash payments awarded under other compensation plans or programs of the Company. Notwithstanding the provisions of this Section, dividends and Dividend Equivalents with respect to Shares covered by an Other Stock-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Stock-Based Award with respect to which such Dividend Equivalents have been credited.

8.3. Terms and Conditions.  Shares (including securities convertible into Shares) subject to Awards granted under this Section 8 may be issued for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 8 shall be purchased for such consideration as the Committee shall determine in its sole discretion. Other Stock-Based Awards shall be paid in Shares, cash or a combination, as determined by the Committee.

8.4. Deferral of Director Fees.  Directors shall, if determined by the Board, receive Other Stock-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition Directors may elect to receive Other Stock-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment the deferred stock units.

9. PERFORMANCE AWARDS

9.1. Terms of Performance Awards.  Performance Awards in the form of Performance Shares or Performance Units may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2. Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. Dividend Equivalents with respect to the Shares covered by a Performance

Award shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by the Performance Award with respect to which such Dividend Equivalents have been credited. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Payment.  Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis, subject to the requirements of Section 409A of the Code.

10. CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Stock-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

10.2. Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, then the lapsing of restrictions on such an Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; debt reduction; earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; operating income (before or after taxes); operating margin, gross margin; operating cash flow; pre- or after-tax net income or loss (before or after allocation of corporate overhead and/or bonus); cash flow or free cash flow; cash flow or free cash flow per share (before or after dividends); core operating income or core operating income per share (before or after dividends); year-end cash; cash margin; net income or loss (before or after taxes); earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets or net assets; return on revenue; cash flow return on investment; economic value added (or an equivalent metric); share price performance; total shareholder return; comparisons with various stock market indices; attainment of strategic and operational initiatives; improvement in or attainment of expense levels; or improvement in or attainment of working capital levels of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company, Affiliate, division or business unit or not within the reasonable control of management, or (c) the cumulative effects changes in tax or accounting standards required by generally accepted accounting principles. Such performance goals and any exclusions shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

10.3. Adjustments.  Notwithstanding any provision of the Plan (other than Section 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant.

10.4. Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

10.5. Limitations on Grants to Individual Participant.  Subject to adjustment as provided, in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any twelve (12) month period with respect to more than 300,000 Shares or (ii) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards during any calendar year that are intended to comply with the performance-based compensation exception under Code Section 162(m) and are denominated in Shares under which more than 300,000 Shares may be earned for each twelve (12) months in the vesting period or Performance Period. During any calendar year no Participant may be granted Performance Awards that are intended to comply with the performance-based compensation exception under Code Section 162(m) and are denominated in cash under which more than may $10,000,000 may be earned for each twelve (12) months in the Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section.

11. CHANGE IN CONTROL PROVISIONS

11.1. Definition of Change in Control.  For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a) acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 11.1 or (5) any acquisition of beneficial ownership by Eric Billings or any entity that is controlled by Eric Billings; or

(b) During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or the Founders or Founder Affiliates) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

If a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and that is subject to Section 409A of the Code, no payment will be made under that Award on account of a Change in Control unless the event described in subsection (a), (b) or (c) above, as applicable, constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

11.2. Assumption Upon Change in Control.  In the event of a Change in Control the successor company may assume or grant a substitute for an Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. In the event of an assumption or substitution of an Option or Stock Appreciation Right, the exercise price and number of Shares shall be adjusted in accordance with Section 12.2. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of an involuntary termination without cause or a voluntary termination for good reason of a Participant’s employment in such successor company within a 24-month period following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 11.3 below.

11.3. Impact of Change in Control.  Notwithstanding the foregoing, if the successor company in a Change in Control does not assume or make a substitute grant for an Award in accordance with Section 11.2 (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested and the Restricted Stock Units shall be earned and payable (either in full or pro rata based on the portion of the Restriction Period completed as of the date of the Change in Control) and any deferral or other restriction shall lapse and such Restricted Stock Units shall be immediately settled or distributed, (c) all Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding the preceding sentence, if an Option or Stock Appreciation Right is not assumed or replaced with a substitute grant in accordance with Section 11.2, the Committee, in its discretion, may determine that each such Option and Stock Appreciation Right shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.4. Limitations on Benefits.  The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 11.4, the Parachute Payments will be reduced pursuant to this Section 11.4 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes it determinations under this Section 11.4, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 11.4 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 11.4 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company with interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 11.4, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Section 11.4, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 11.4, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Section 11.4, the limitations and provisions of this Section 11.4 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is not entitled to receive Parachute Payments in excess of the Capped Payments.

12. GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Modification of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable; provided, however, that no such action may adversely impair the rights of Participants with respect to outstanding Awards, without such Participants’ consent. In addition, an amendment, alteration or modification of the Plan shall be subject to the approval of the Company’s stockholders to the extent required by law, the rules and regulations of any exchange or quotation system on which the Shares are listed or quoted or if such action would materially increase the benefits accruing to Participants under the Plan, materially increase the number of Shares that may be issued under the Plan (other than an adjustment pursuant to Section 12.2) or materially modify the requirements for eligibility to participate in the Plan. For the avoidance of doubt, the Board may not, (except pursuant to Section 12.2 or in connection with a Change in Control) without the approval of the Company’s stockholders, (a) lower the option price per Share of an Option or the grant price of a Stock Appreciation Right after it is granted, (b) cancel an Option or Stock Appreciation Right when the option price or grant price, as applicable, per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards), or (c) take any other action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

12.2. Adjustments.  The number, class and kind of securities that may be issued under the Plan, the terms of outstanding Awards and the Limitations shall be adjusted as the Board shall determine to be equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its shareholders such as a stock dividend, stock split-up, extraordinary cash dividend, subdivisions or consolidations of shares that affect the number or kind of shares (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Shares subject to outstanding Awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Section 12.2 by the Board shall be nondiscretionary, final and conclusive.

12.3. Transferability of Awards.  Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 12.3.

12.4. Termination of Employment.  Unless the Committee shall determine otherwise at or after the date of grant, the following termination provisions shall apply:

(a) Death or Disability.  Upon a Participant’s termination due to death or disability, as those terms may be defined in the Award Agreement, (i) Options and Stock Appreciation Rights outstanding as of the date of termination shall immediately vest and become fully exercisable, and remain exercisable for one year, even if one year exceeds the original option term, and even if death occurs during a post-termination exercise period; (ii) Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of termination and performance to such date), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; (iii) restrictions and deferral limitations on Restricted Stock, Other Stock-Based Awards, and any other Awards shall lapse and the Restricted Stock shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(b) Retirement.  Upon a Participant’s retirement, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-compete, non-solicitation, non-disclosure, and non-disparagement agreements, (i) Options and Stock Appreciation Rights outstanding as of the date of termination shall continue to vest and, once vested, shall remain exercisable for the lesser of three (3) years from vesting date or their original terms; (ii) Performance Awards shall continue to vest and shall be payable upon completion of the applicable Performance Period to the extent the associated performance goals are achieved; (iii) Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, or any other Awards shall continue to vest, as applicable; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(c) Involuntary Termination Without Cause due to a Reduction in Force.  Upon a Participant’s involuntary termination without cause due to a reduction in force, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-solicitation, non-disclosure, and non-disparagement agreements, (i) vested Options and Stock Appreciation Rights outstanding as of the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited; (ii) Performance Awards shall be payable at the end of the applicable Performance Period, to the extent the associated performance goals are achieved, pro-rata based on the number of months of the Performance Period that have been completed as of the date of termination divided by the total number of months in the Performance Period; (iii) Restricted Stock, Other Stock-Based Awards or any other Awards subject to a cliff vesting or annual pro rata vesting provision shall vest pro-rata based on the number of months of the vesting period completed as of the date of termination divided by the total number of months in the vesting period, and unvested Restricted Stock, unvested Other Stock-Based Awards or any other unvested Awards shall be forfeited; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(d) Termination for Cause.  Upon a Participant’s termination for cause, as that term may be defined in the Award Agreement, (i) all Options and Stock Appreciation Rights outstanding as of the date of termination, whether vested or not vested, shall be immediately canceled, and (ii) any unvested awards of Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

(e) Other Termination.  Upon a Participant’s termination for any other reason, including voluntary resignation and involuntary termination without cause not due to a reduction in force, as those terms may be defined in the Award Agreement, (i) vested Options and Stock Appreciation Rights outstanding on the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited, and (ii) unvested Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

12.5. Deferral; Dividend Equivalents and Interest Equivalents.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any cash-based Award, including deferred Awards or accumulated cash Dividend Equivalents, may be credited with interest (“Interest Equivalents”) on the same basis as provided above. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

13. MISCELLANEOUS

13.1. Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.2. Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3. Prospective Recipient.  The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4. Cancellation of Award.  Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.5. Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6. Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.7. Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8. Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9. Construction.  All references in the Plan to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10. Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11. Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Virginia and construed accordingly.

13.12. Effective Date of Plan; Termination of Plan.  The Plan shall be effective if the votes cast in favor of the approval of the Plan by the stockholders of the Company exceed the votes cast opposing such proposal at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or after the date the Plan is approved by shareholders in accordance with the first sentence of this Section 13.12 and prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13. Foreign Employees.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14. Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.15. Compliance with Section 409A of the Code.  All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Award Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Award Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an Award or an Award Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

13.16. Return of Awards; Repayment.  All awards granted under the Plan are subject to the condition that the Company may require that such Award must be returned and that any payment made with respect to an Award must be repaid if such action is required under the terms of any Company “clawback” policy as in effect on the date that the payment was made, on the date the Award was granted or, as applicable, on the date the Award was exercised, vested or settled.

ANNUAL MEETING OF SHAREHOLDERS OF

ARLINGTON ASSET INVESTMENT CORP.

June 11, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.arlingtonasset.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20733300000000000000 6 061114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors nominated by the Company's Board of Directors to serve for a term of one year each.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Eric F. Billings
- ○ Daniel J. Altobello
- ○ Daniel E. Berce
- ○ David W. Faeder
- ○ Peter A. Gallagher
- ○ Ralph S. Michael, III
- ○ J. Rock Tonkel, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of the Company's 2014 Long-Term Incentive Plan.	☐	☐	☐
3. Advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

ARLINGTON ASSET INVESTMENT CORP.

June 11, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.arlingtonasset.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20733300000000000000 6 061114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors nominated by the Company's Board of Directors to serve for a term of one year each.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Eric F. Billings
- ○ Daniel J. Altobello
- ○ Daniel E. Berce
- ○ David W. Faeder
- ○ Peter A. Gallagher
- ○ Ralph S. Michael, III
- ○ J. Rock Tonkel, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approval of the Company's 2014 Long-Term Incentive Plan.	☐	☐	☐
3. Advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.